Exhibit 99.1

JOINT FILING AGREEMENT

Pursuant to and in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, each party hereto hereby agrees to the joint filing, on behalf of each of them, of any filing required by such party under Section 16 of the Exchange Act or any rule or regulation thereunder (including any amendment, restatement, supplement, and/or exhibit thereto) with the U.S. Securities and Exchange Commission (the “SEC”) (and, if such security is registered on a national securities exchange, also with the exchange), and further agrees to the filing, furnishing, and/or incorporation by reference of this joint filing agreement as an exhibit thereto. Each of the undersigned further acknowledge and agree that Nina Capital Holdings Inc. shall be the designated filer for purposes of all filings by each of the undersigned required to be made with the SEC pursuant to Section 16 of the Exchange Act. This joint filing agreement shall remain in full force and effect until revoked by any party hereto in a signed writing provided to each other party hereto, and then only with respect to such revoking party.

IN WITNESS WHEREOF, each party hereto, being duly authorized, has caused this agreement to be executed and effective as of the date set forth below.

Date: October 18, 2024	NINA CAPITAL HOLDINGS INC.

	By:	/s/ Moises Tache Galante
Name: Moises Tache Galante
Title: Director

/s/ Moises Tache Galante
Moises Tache Galante

/s/ Stephannie Matz Zyman
Stephannie Matz Zyman